UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2024 (April 29, 2024)

RenovoRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40738	27-1448452
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4546 El Camino Real, Suite B1

Los Altos, CA 94022

(650) 284-4433

(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01	Change in Registrant’s Certifying Accountant

On April 29, 2024, the Audit Committee (the “Audit Committee”) of the Board of Directors of RenovoRx, Inc. (the “Company”) received a letter from Baker Tilly US, LLP (“BT”), notifying the Committee that BT has decided to resign as the independent registered public accounting firm of the Company effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which is expected to be filed in August 2024.

The Company is currently in the process of interviewing other accounting firms to replace BT as the Company’s independent registered public accounting firm upon the effectiveness of BT’s resignation.

The reports of BT on the Company’s financial statements for the fiscal years ended December 31, 2023 and 2022, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle, except such reports included an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s fiscal year ended December 31, 2023 and 2022, and through the date of BT’s resignation, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and BT on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of BT would have caused BT to make reference thereto in their report on the financial statements for such year. The Company disclosed for the fiscal years ended December 31, 2023 and 2022, that its internal control over financial reporting was not effective due to a material weakness in its internal controls.

The Company provided BT with a copy of the disclosures it is making in this Current Report on Form 8-K and requested that BT furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of BT’s letter, dated May 3, 2024 is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 29, 2024, the Compensation Committee of the Company’s Board of Directors approved, effective as of May 1, 2024 (i) annual base salary increases to the Company’s below referenced named executive officers (the “NEOs”) to restore such base salaries to their prior amounts following reductions due to cost cutting measures and (ii) a one-time cash bonus award to the NEOs, in part as a result of the Company’s consummation of new equity financing during 2024 in the aggregate gross amount of approximately $17.2 million.

The increases in annual base salary noted below, when coupled with previously announced executive management changes undertaken since the beginning of 2024 (including internal promotions), are expected in the aggregate to reduce the Company’s overall annual executive compensation expenses, assuming no additional changes in compensation or new executive hires.

	New Annual Base Salary
Shaun R. Bagai, Chief Executive Officer	$520,000	(1)
Ronald B. Kocak, VP, Controller and Principal Accounting Officer	$292,000	(2)
Ramtin Agah, Chief Medical Officer	$303,450	(3)
Leesa Gentry, Chief Clinical Officer	$396,000	(4)

(1) Increased from $390,000.

(2) Increased from $235,000.

(3) Increased from $227,587.

(4) Increased from $325,000.

Bonuses

	Bonus Amount	Earned Vacation Payment
Shaun R. Bagai	$146,957	$44,874.88
Ronald B. Kocak	$33,432	—
Ramtin Agah	$67,543	—
Leesa Gentry	$44,176	—

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

No.	Exhibit
16.1	Letter from Baker Tilly US, LLP, dated May 3, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RenovoRx, Inc.

Date: May 3, 2024	By:	/s/ Shaun Bagai
	Name:	Shaun R. Bagai
	Title:	Chief Executive Officer